Exhibit 10.5

BETWEEN

GOVERNMENT OF MALAYSIA

(“Lender”)

AND

Q-CELLS MALAYSIA SDN. BHD.

(Company No. 810647-M)

(“Borrower”)

SUPPLEMENTAL FACILITY AGREEMENT

THIS SUPPLEMENTAL FACILITY AGREEMENT is dated 16 November, 2012 and made

BETWEEN:

(1)	The GOVERNMENT OF MALAYSIA, for this purpose being represented by the Ministry of Finance, Malaysia and having its address at Kompleks Kementerian Kewangan, No. 5, Precinct 2, 62592 Federal Territory of Putrajaya (the “Lender”) of the one part,

AND

(2)	Q-CELLS MALAYSIA SDN. BHD. (Company No. 810647-M), a company incorporated in Malaysia under the Companies Act 1965 and having its registered address at Level 8, Symphony House, Block D13, Pusat Dagangan Dana 1, Jalan PJU 1 A/46, 47301 Petaling Jaya, Selangor Darul Ehsan (the “Borrower”) of the other part,

(hereinafter collectively referred to as the “Parties” and individually as the “Party”).

WHEREAS:

(A)	Pursuant to a Facility Agreement dated 29 June 2009 (the “Principal Agreement”), the Lender has made a fixed rate term loan of the aggregate principal amount of RM850,000,000.00 to the Borrower upon the terms and conditions contained therein, which has been fully drawn down.

(B)	The Borrower’s obligations under the Principal Agreement is secured by (a) a Corporate Guarantee from Q-Celis SE (currently known as Global PVQ SE) (the “Original Guarantor”) dated 29 June 2009 (the “Existing Guarantee”) and (b) a Debenture executed by the Borrower dated 29 June 2009 (the “Original Debenture”).

(C)	Hanwha Q.CELLS GmbH (formerly known as Hanwha Solar Germany GmbH) (“Hanwha) has entered into that certain Sale and Purchase Agreement, dated as of 26 August 2012, with Henning Schorisch, as the insolvency administrator over the assets of the Original Guarantor, pursuant to which Hanwha agreed to acquire certain assets of the Original Guarantor, including the issued shares In the capital of the Borrower. Pursuant to a proposal dated 13 August 2012 from Hanwha Chemical Corporation being the ultimate holding company of Hanwha to the Ministry of Finance, Malaysia (“MOF”), representing the Lender, Hanwha proposed the revision of the principal repayment and interest rates terms in respect of the Facility (as defined in the Principal Agreement) which proposal the MOF has accepted by its letter dated 14 August 2012.

(D)	As at the date hereof, the corporate structure of Hanwha Chemical Corporation is attached as Appendix 1 to this Supplemental Facility Agreement.

(E)	This Supplemental Facility Agreement sets out the provisions on which the Parties agree to amend and restate the Principal Agreement.

NOW IT IS HEREBY AGREED by the Parties as follows:

1.	SUPPLEMENTAL

1.1	This Supplemental Facility Agreement shall be supplemental to and shall form part of the Principal Agreement and shall be read and construed as an integral part of the Principal Agreement.

1.2	Save and subject to the provisions and variations contained in this Supplemental Facility Agreement, all provisions of the Principal Agreement shall remain the same and be in full force and effect as between the Parties hereto.

1.3	In the event of any conflict or inconsistency between the provisions of the Principal Agreement and this Supplemental Facility Agreement, the provisions of this Supplemental Facility Agreement shall prevail to the extent of such inconsistency.

2.	INTERPRETATION

2.1	In this Supplemental Facility Agreement, unless the context otherwise requires and save and specifically defined herein, all words and expressions defined in the Principal Agreement shall have the same meaning when used or referred to in this Supplemental Facility Agreement.

2.2	With effect from the Effective Date, references in the Principal Agreement to “this Agreement” shall be references to the Principal Agreement as amended by this Supplemental Facility Agreement and words such as “herein”, “hereof’, “hereunder”, “hereby” and “hereto”, where they appear in the Principal Agreement shall be construed accordingly.

2.3	In addition-

Effective Date has the meaning ascribed to it in Clause 3 (Effective Date).

Guarantee means a guarantee from the Guarantor in favour of the Lender guaranteeing the Borrower’s obligations under the Principal Agreement as amended and supplemented by this Supplemental Facility Agreement.

Guarantor means Hanwha Chemical Corporation, a corporation incorporated under the laws of the Republic of Korea.

Supplemental Debenture means the Supplemental Debenture dated amending and supplementing the Original Debenture.

2.4	References to Clauses and Schedules shall unless otherwise expressly provided be references to Clauses and Schedules to this Supplemental Facility Agreement.

3.	EFFECTIVE DATE

3.1	The amendments to the Principal Agreement shall take effect on the date on which all the conditions precedent in clause 4.1 are met and/or waived (the “Effective Date”).

4.	CONDITIONS PRECEDENT

4.1	It is a condition precedent to the amendment of the Principal Agreement that the Lender has received in form and substance acceptable to it the following documents (any or all of which may be waived by the Lender):-

(a)	an original signed and stamped (or duly endorsed exempted from stamp duty) copy of this Supplemental Facility Agreement.

(b)	an original signed and stamped (or duly endorsed exempted from stamp duty) copy of the Supplemental Debenture.

(c)	an original signed and stamped (or duly endorsed exempted from stamp duty) copy of the Guarantee.

(d)	a letter confirming the completion of the purchase of the Borrower’s shares by Hanwha from Mr. Henning Schorisch, acting in his capacity as insolvency administrator over the assets of the Original Guarantor.

(e)	a copy of a resolution of the board of directors of the Borrower approving the terms of, and the transactions contemplated by, this Supplemental Facility Agreement.

(f)	a certificate of an authorised signatory of the Borrower certifying that each document specified in this clause 4.1 of the Borrower is correct, complete and in full force and effect as of the date of this Supplemental Facility Agreement together with a specimen of the signature of each person authorised on behalf of the Borrower to execute or witness the execution of any document referred to in this clause 4.1 or to sign or send any document or notice in connection with this Supplemental Facility Agreement or the Supplemental Debenture.

(g)	a legal opinion of Shearn Delamore & Co., legal advisers to the Guarantor addressed to the Lender confirming the filing of Form 34 in respect of the Supplemental Debenture with the Registrar of Companies.

(h)	the result of a search issued by the Director General of Insolvency that the Borrower has not been wound up and all directors of the Borrower are not bankrupt.

(i)	the constituent documents of the Guarantor

(j)	a copy of a corporate authorization of the Guarantor authorizing the issue and signing of the Guarantee.

(k)	a legal opinion from Bae, Kim & Lee confirming the validity and enforceability of the Guarantee against the Guarantor.

The conditions precedent above shall be fulfilled by the Borrower not later than 31st December 2012 or such other dates as the Parties may mutually extend, failing which this Supplemental Facility Agreement shall terminate and be of no effect.

5.	RESCHEDULING OF THE LOAN

5.1	Subject to the fulfillment of the conditions precedent set out in Clause 4.1, the Facility is restructured with repayment schedule as per the Schedule hereto with the key terms as follows:

(a)	interest rate: zero per cent (0%) to two per cent (2%) capitalized annually;

(b)	loan period: nineteen (19) years;

(c)	grace period: none; and

(d)	main security: fixed assets, floating assets and corporate guarantee from the Guarantor.

5.2	The Parties acknowledge and agree that for the Interest Period commencing 1 January 2012 to 31 December, 2012, the total amount of interest accrued and payable by the Borrower on 31 December 2012 is in the sum of Ringgit Malaysia Twenty Five Million Five Hundred Thousand (RM25,500,000.00) only. Notwithstanding Clause 5.2 of the Principal Agreement, the Lender hereby agrees, as part of the restructuring of the Facility, to accept the sum of Ringgit Malaysia Seven Million Six Hundred and Fifty Thousand (RM7,650,000.00) only being equivalent to thirty per cent (30%) of the total amount of interest accrued and payable as full and final settlement of interest payable for year 2012 provided that such sum is paid by the Borrower on the 1st December 2012.

6.	AMENDMENTS TO PRINCIPAL AGREEMENT

With effect from the Effective Date, the Principal Agreement is amended:

(a)	in Clause 1-

(i)	by amending the definition of “Effective Repayment Date” to read as follows:

“Effective Repayment Date	means the 1st December of each of the years set out in the first column of Schedule 5.”

(ii)	by amending the definition of “Guarantor” to read as follows:

“Guarantor	means Hanwha Chemical Corporation (registered under 110111-0360935 with the Jurisdictional Registry Office), a corporation incorporated under the laws of the Republic of Korea and having its registered address at 1 Janggyo-dong Jung-gu, Seoul 100- 797 Korea.”

(iii)	by amending the definition of “Interest Payment Date” to read as follows:

“Interest Payment Date	means, in respect of the first Interest Period, 31 December 2009, and for subsequent Interest Periods ending on 31 December of the year in which the interest accrued, and for Interest Periods commencing 1 January 2013, 1st December of the year;”

(iv)	by amending the definition of “Interest Period” to read as follows:

“Interest Period	means a period referred to in Clause 5.2, but if the last day is not a Business Day, it will end on the next Business Day or if that Business Day falls in the next calendar month of the year, on the preceding Business Day;”

(v)	by amending the definition of “Material Adverse Effect” to read as follows:

“Material Adverse Effect	means the following –

(a) any material adverse effect on the business or on the financial condition or on the operation of the Borrower or the Guarantor, as the case may be; or

(b)    any material adverse effect on the ability of the Borrower or the Guarantor, as the case may be, to comply with any of their obligations under the Agreement, the Debenture or the Guarantee, respectively, and in ascertaining whether there is a Material Adverse Effect, the Lender must consider all relevant circumstances which would on a balance of probabilities have such an effect;”

(vi)	by amending the definition of “Repayment Schedule” to read as follows:

“Repayment Schedule	means the schedule of repayments as set out in Schedule 5;”

(b)	by substituting Clauses 5.1, 5.2 and 5.3 with the following Clauses:

“5.1	The rate of interest payable in respect of the Outstanding Amount shall, from the Effective Date, be as stated in the third column of Schedule 5 and shall be calculated on the basis of a year of 365 days and the actual number of days elapsed.

5.2	The period by which interest is calculated and payable under this Agreement (each an Interest Period) shall, save for the first Interest Period for a Drawdown, each be twelve (12) months. The first Interest Period shall be for the period commencing on each Drawdown Date and expiring on the 31st December 2009.

5.3	Without in any way limiting or restricting the rights of the Lender specified in this Agreement, if the Borrower shall default in the payment of any amount becoming due under this Agreement upon the due date or dates for the payment of such amount the Borrower shall, as agreed damages, pay to the Lender late payment charges on such amount at a rate of interest of eight per cent (8%) per annum during the period commencing on the date such amount becomes due for payment until the date or dates of actual payment. Further, if the Borrower shall fail to pay such interest as abovementioned within seven (7) days after any demand by the Lender such interest shall be compounded monthly and shall carry further interest at the rate specified in this Clause 5.3.”

(c)	by substituting Clause 6.1 with the following Clause:

“Subject to the provisions of this Agreement, the Borrower shall repay to the Lender the Outstanding Amount in accordance with the amounts and timing of the Repayment Schedule as specified in Schedule 5. Payment should be made by telegraphic transfer to:

Name	:	AKAUNTAN NEGARA MALAYSIA

Account No.	:	1554095430

Name of Bank	:	BANK NEGARA MALAYSIA

		JALAN DATO’ ONN

		50929 KUALA LUMPUR”

(d)	in Clause 7 by inserting the following new Clause 7.1A:

“7.1A	The Borrower must, within two (2) Business Days of declaration of dividend, give notice of prepayment of the Outstanding Sum in an amount equivalent to ten per cent (10%) of any dividend declared by the Borrower. Such prepayment must be made on the same day as such dividend is paid and any amount prepaid shall be applied in the inverse order of the Outstanding Amount due.”

(e)	by amending Clause 10(b)(iii)(cc) to read as follows:

“(cc)	any other Security Interest over the assets charged to the Lender pursuant to the Debenture, the creation of which has been approved or agreed to by the Lender;”

(f)	by inserting after Clause 10(m) the following sub-Clauses:

“(n)	Ranking: The liabilities of the Borrower under this Agreement and the other security documents in relation to the Facility rank and will rank, in priority to all of its unsecured liabilities (both actual and contingent) except:

(i)	liabilities which are subject to liens arising in the ordinary course of business by operation of law and not by way of contract and the aggregate amount of which is not material;

(ii)	liabilities which are preferred solely by Malaysian law and not by reason of any Security Interest;

(iii)	liabilities which are consented to by the Lender; and

(iv)	after the Security Interests in favour of the Lender have been fully discharged;

(o)	Shareholders’ advances: the Borrower may procure any future unsecured borrowings, financing, loans and/or advances from its shareholders or its related company based on commercially reasonable interest rate provided always that no repayment and/or prepayment of such borrowings, financing, loans and/or advances shall be made for so long as any amount under the Secured Indebtedness has become due and remains unpaid;

(p)	Consent: obtain and promptly renew from time to time, and upon request by the Lender, promptly deliver to the Lender, certified copies of the governmental, corporate, creditors or other necessary authorisation, approval, consent, licenses, exemption, registration, recording, filing or notarisation as may be necessary or desirable to ensure the validity, enforceability or priority of the liabilities and obligation of the Borrower or the Guarantor or the rights of the Lender under the Agreement and the security documents, the carrying on of its business and the due observance and performance of all its obligation and covenants hereunder;

(q)	Adverse Changes: promptly notify the Lender of any event which has a Material Adverse Effect;

(r)	Default: if the Borrower becomes aware of the occurrence of an Event of Default, it shall forthwith notify the Lender and provide the Lender with full details of any steps which it is taking, or is considering taking, in order to remedy or mitigate the effect of the Event of Default or otherwise in connection with it;

(s)	Change in shareholdings: procure the Lender’s prior written consent on any change in the shareholders of the Borrower, its immediate holding company (“H1”) and the holding company of H1 until held by (and excluding shareholdings in) the Guarantor, which would result in a change of shareholdings of more than twenty five per cent (25%) (provided that the Lender’s consent shall not be required in respect of the transfer of the issued shares of the Borrower by Hanwha to any wholly owned subsidiary of the Guarantor by 31st January 2013 as per the Appendix 1) and further provided always nothing herein shall restrict the transfer of shares amounting to fifty per cent (50%) or less of the shareholdings among the wholly owned subsidiaries of the Guarantor. The Lender shall endeavour to respond to any request relating to changes in shareholding within 30 days from the Borrower’s application;

(t)	Partnership: procure prior written consent from the Lender in the event the Borrower wishes to enter into any partnership, profit-sharing or royalty agreement or other similar arrangement whereby the business of the Borrower or its operations will be managed by any other person, firm or company;

(u)	Disposal: procure prior written consent from the Lender in the event the Borrower wishes to sell, transfer, lease, assign or otherwise dispose of or in any case, cease to exercise control over, whether by single transaction or a series of transactions, whether related or not, the whole or substantial part of the Borrower’s undertakings, business or assets or undertake any merger, consolidation or re-organisation, save and except in the ordinary course of business and on the basis of arm’s length transaction;

(v)	Restriction on transactions: procure prior written consent from the Lender in the event the Borrower wishes to enter into any transaction with any person, firm or company, except in the ordinary course of business and on the basis of arm’s length arrangements;

(w)	Acquire subsidiaries: procure prior written consent from the Lender in the event the Borrower wishes to invest in or acquire shares in a subsidiary;

(x)	Guarantee: procure prior written consent from the Lender in the event the Borrower wishes to provide or give its guarantee to any party, other than those contemplated under the Principal Agreement, Debenture, the Guarantee or those provided in the ordinary course of its business and on an arm’s length basis;

(y)	Agreement with shareholders, subsidiaries or associated companies: procure prior written consent from the Lender in the event the Borrower wishes to enter into agreements with its shareholders, subsidiaries or associated companies, unless such agreements are entered into:

(i)	in the ordinary course of business;

(ii)	on an arm-length basis; and

(iii)	will not have a Material Adverse Effect.

(e)	by substituting Clauses 11.1 (b) and (d) with the following:

“(b)	the Borrower defaults in the performance of any of its material obligations under this Agreement and/or other security documents securing the Secured Indebtedness (other than obligation to pay any amount due to the Lender on the due date or on demand, if so payable) which non-performance will eventually result in a breach of its payment obligations under this Agreement) and if remediable, does not remedy the default within thirty (30) Business Days after such default occurs;

“(d)	any representation, warranty or statement made by the Borrower under this Agreement and/or other security documents securing the Secured Indebtedness are not complied with in any material respect or shall be found to have been incorrect in any material respect when made or if made have been incorrect on that later date and such non-compliance or incorrectness shall have a Material Adverse Effect on the ability of the Borrower to perform its material obligations under this Agreement and/or other security documents securing the Secured indebtedness;”

(f)	by inserting after sub-Clause 11.1(g) the following sub-clauses:

“(h)	the Guarantor fails to observe or perform any of its obligations under the Guarantee;

(i)	any judgement or arbitration award shall be made against the Guarantor which will have a Material Adverse Effect;

(j)	any representation, warranty or statement made by the Guarantor under the Guarantee is not complied with in any material respect or shall be found to have been incorrect in any material respect when made or if made have been incorrect on that later date which shall have a Material Adverse Effect;

(k)	a distress, attachment, execution or other legal process is levied, enforced or sued out on or against all or any part of the business or assets of the Guarantor and such distress, attachment, execution or other legal process is not disputed or satisfied by the Guarantor within thirty (30) Business Days from the date thereof or within such period prescribed by law and such distress, attachment, execution or other legal process shall have a Material Adverse Effect;”

(l)	(i) an involuntary case or other proceeding is commenced against the Guarantor with respect to its debts under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect seeking the winding up or dissolution of the Guarantor or the appointment of a receiver, liquidator, assignee, or similar official of the Guarantor and such involuntary case or other proceeding remains undismissed and stayed for a period of thirty (30) days; (ii) the Guarantor commences a voluntary case for the winding up or dissolution of the Guarantor under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, or (iii) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee or similar official of the Guarantor for all or substantial part of the property and assets of the Guarantor;

(m)	Insolvency: the Borrower or the Guarantor is deemed unable to pay its debts within the meaning of Section 218(2) of the Companies Act, 1965 of Malaysia, or any other equivalent provisions thereof or becomes unable to pay its debts as they fall due or suspends or threatens to suspend making payments with respect to all or any class of its debt;

(n)	Disposal of assets: the Borrower breaches its covenant in Clause 10(u);

(o)	Authorisation: at any time any material authorization, permit, act, condition, thing, approval, license or consent required to be done, fulfilled, performed or obtained:

(i)	to enable the Borrower lawfully to enter into, exercise its rights under and perform the obligations expressed to be assumed by it in this Agreement and any security documents;

(ii)	to ensure that the obligations expressed to be assumed by the Borrower under this Agreement and any security documents are legal, valid and binding; or

(iii)	to make this Agreement, any security documents admissible in evidence in Malaysia,

is not done, fulfilled, performed or obtained or is withdrawn, modified, suspended, revoked or otherwise ceases for any reason to remain in full force and effect unless that consent or condition is no longer required or applicable and which in the opinion of the Lender is not capable of remedy;, or in the opinion of the Lender being capable of remedy, is not remedied to the satisfaction of the Lender within thirty (30) days after receipt by the Borrower of a notice from the Lender specifying the default;

(p)	Indebtedness: any other indebtedness of the Borrower of an amount of United States Dollar Thirty Million (USD30,000,000.00) or more becomes, or becomes capable in accordance with the relevant terms thereof of being declared due prematurely by reason of a default by the Borrower in its obligations with respect to the same, or the Borrower fails to make any payment in respect thereof on the due date for payment or upon the security for any such indebtedness becoming enforceable;

(q)	Change / Cessation of business: the Borrower or any of its subsidiaries:

(i)	materially changes or threatens to materially change the nature or scope of its business;

(ii)	suspends or threatens to suspend a substantial part of the present business operations which it now conducts directly or indirectly,

and the result of any of the foregoing is, in the determination of the Lender, materially and adversely affects the financial condition or the ability of the Borrower to observe or perform its obligations under this Agreement, the Debenture or other security documents securing the Secured Indebtedness;

(r)	Change in financial position: any change in the financial position of the Borrower which, in the opinion of the Lender, will have a Material Adverse Effect;

(s)	Validity of security documents: any provisions of this Agreement, the Debenture or the Guarantee shall be challenged with regard to its validity by the Borrower or the Guarantor or if the Lender shall be of the opinion that the security created pursuant to the Facility is in jeopardy;

(t)	Enforcement: this Agreement, the Debenture, the Guarantee or any of the security documents securing the Secured Indebtedness is alleged by the Borrower, the Guarantor or any party providing security thereunder, as the case may be, not to be in proper legal form for the enforcement thereof in the courts of Malaysia; or

(u)	Ranking: at any time the payment obligations of the Borrower under this Agreement and the security documents securing the Secured Indebtedness does not rank, before the Security Interests in favour of the Lender are discharged, in all respects prior to all its unsecured and unsubordinated indebtedness with the exceptions set out in Clause 10(n)(i), (ii) and (iii) herein;

(v)	Moratorium: the Borrower or the Guarantor convenes a meeting of its creditors or proposes or makes any arrangement including any scheme of arrangement or composition or begins negotiations with its creditors, or takes any proceedings or other steps, with a view to a rescheduling or deferral of all or any part of its indebtedness or a moratorium is agreed or declared by a court of competent jurisdiction in respect of or affecting all or any part of its indebtedness or any assignment for the benefit of its creditors (other than for the purposes of and followed by a reconstruction previously approved in writing by the Lender, unless during or following such reconstruction the Borrower becomes or is declared to be insolvent) or where a creditors scheme of arrangement under section 176 of the Companies Act 1965 (as amended) has been instituted against the Borrower;

(w)	Material adverse event or events: any other material event or series of events whether related or not has or have occurred which in the opinion of the Lender (which opinion shall be final and binding upon the Borrower and the Guarantor) could or might have a Material Adverse Effect.”

(g)	by substituting Clause 11.1 (iii) with the following:

“(iii)	declare which security (the Guarantee and/or the Debenture shall immediately become enforceable if no payment is received under paragraph (ii) by the expiry of the said thirty (30) Business Days except in the case of where a financier enforces its security consented pursuant to Clause 3.6 of the Debenture, such thirty (30) Business Days would not be applicable and the Lender may enforce its security immediately following the declaration of an Event of Default; for the avoidance of doubt, the security is only enforceable in the amount of the Secured Indebtedness.”

(h)	by substituting Schedule 5 with the Schedule hereto.

7.	REPRESENTATIONS AND WARRANTIES

7.1	On the date of this Supplemental Facility Agreement the Borrower makes the representations and warranties set out in Clause 9 (Representations and Warranties) of the Principal Agreement to the Lender as if each reference therein to the Principal Agreement includes a reference to this Supplemental Facility Agreement and the Principal Agreement as amended hereby.

8.	COST AND EXPENSES

8.1	Expenses

The Borrower shall promptly on demand pay the Lender the amount of all costs and expenses (including legal fees) reasonably and properly incurred by the Lender in connection with the enforcement, preservation or perfection of any rights of the Lender under this Supplemental Facility Agreement.

8.2	Costs

The Borrower shall bear the Lender’s reasonable solicitor’s costs of and incidental to the preparation of this Supplemental Facility Agreement, the Supplemental Debenture and the Guarantee. The Borrower shall be liable to pay all expenses reasonably incurred in connection with or incidental to this Supplemental Facility Agreement which shall include all registration fees or other charges payable on or incidental to the execution, issuance, delivery and registration of this Supplemental Facility Agreement.

9.	GOVERNING LAW

This Supplemental Facility Agreement is governed by, and construed in accordance with, the laws of Malaysia and the Parties hereby submit to the jurisdiction of the courts of Malaysia in all matters connected herewith.

10.	COUNTERPARTS

This Supplemental Facility Agreement may be signed in any number of counterparts, all of which when taken together shall constitute one and the same instrument.

11.	STAMP DUTY EXEMPTION

For the purposes of the Stamp Act, 1949, this Supplemental Facility Agreement is exempt from stamp duty pursuant to the letter dated 12 June 2009 on behalf of the Minister of Finance.

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IN WITNESS WHEREOF the Parties hereunto have set their seal/hand respectively on the day and year first set out above.

LENDER

SIGNED for and on behalf of

THE GOVERNMENT OF MALAYSIA

in the presence of

/s/ A. MANAF BIN HUSSIN	/s/ SITI ZAUYAH BINTI MOHB DESA
BATUK Dr. A. MANAF BIN HUSSIN	SITI ZAUYAH BINTI MOHB DESA
Timbalan Setiausaha	Under Secretary
Bahagian Pengurusan Pinjaman,	Loan Management, Financial Market
Pasaran Kewangan & Aktuari	And Actuary Division
Perbendaharaan Malaysia	Ministry of Finance Malaysia

BORROWER

The Common Seal of
Q-CELLS MALAYSIA SDN. BHD.
(Company No. 810647-M)
was hereunto affixed in accordance with
with its Articles of Association in the presence of:

/s/ IRUTHAYA DAS	/s/ WONG SIEW YEEN
Director	Director/Secretary
Name: IRUTHAYA DAS	Name: WONG SIEW YEEN
IRUTHAYA DAS ARULANADAM	MAICSA No. 7018749
FINANCE DIRECTOR
Q.CELLS MALAYSIA

SCHEDULE

Schedule 5 to the Principal Agreement

Revised Loan Repayment Schedule of Q-Cells Malaysia Sdn Bhd

SCHEDULE

Schedule 5 to Principal Agreement

Revised Loan Repayment of Q-Cells Malaysia Sdn Bhd

Loan No.:

No. of Instalment	Repayment Dates	Principal Outstanding	Interest Rate	Interest Capitalized	Repayment Amount		Annuity	Principal Outstanding After Annuity
					Interest	Principal
		(RM)		(RM)	(RM)	(RM)	(RM)	(RM)
								850,000,000.00
1	01.12.2013	850,000,000.00	0%	0.00	0.00	3,000,000.00	3,000,000.00	847,000,000.00
2	01.12.2014	847,000,000.00	0%	0.00	0.00	3,000,000.00	3,000,000.00	844,000,000.00
3	01.12.2015	844,000,000.00	0%	0.00	0.00	3,000,000.00	3.000,000.00	841,000,000.00
4	01.12.2016	841,000,000.00	0%	0.00	0.00	3,000,000.00	3,000,000.00	838,000,000.00
5	01.12.2017	838,000,000.00	0%	0.00	0.00	3,000,000.00	3,000,000.00	835,000,000.00
6	01.12.2010	835,000,000.00	0%	0.00	0.00	3,000,000.00	3,000,000.00	832,000,000.00
7	01.12.2019	832,000,000.00	0%	0.00	0.00	5,000,000.00	5.000,000.00	827,000,000.00
8	01.12.2020	827,000,000,00	1%	835,270,000.00	8,270,000.00	5,000,000.00	13,270,000.00	822,000,000.00
9	01.12.2021	822,000,000.00	1%	830,220,000.00	8,220,000.00	5,000,000.00	13,220,000.00	817,000,000.00
10	01.12.2022	817,000,000.00	1%	825,170,000.00	8,170,000.00	5,000,000.00	13,170,000.00	812,000,000.00
11	01.12.2023	812,000,000.00	1%	820,120,000.00	8,120,000.00	5,000,000.00	13,120,000.00	807,000,000.00
12	01.12.2024	807,000,000.00	1%	815,070,000.00	8,070,000.00	5,000,000.00	13,070,000.00	802,000,000.00
13	01.12.2025	802,000,000.00	1%	810,020,000.00	8,020,000.00	5,000,000.00	13,020,000.00	797,000,000.00
14	01.12.2026	797,000,000.00	1%	804,970,000.00	7,970,000.00	7,000,000.00	14,970,000.00	790,000,000.00
15	01.12.2027	790,000,000.00	1%	797,900,000.00	7,900,000.00	30,000,000.00	37,900,000.00	760,000,000.00
16	01.12.2028	760,000,000.00	2%	775,200,000.00	15,200,000.00	80.000,000.00	95,200,000.00	680,000,000.00
17	01.12.2029	680,000,000.00	2%	693,600,000.00	13.600,000.00	200,000,000.00	213,600,000.00	480,000,000.00
16	01.12.2030	480,000,000.00	2%	489,600,000,00	9.600,000.00	200,000,000.00	209,600,000.00	280,000,000.00
19	01.12.2031	280,000,000.00	2%	285,600,000.00	5,600,000.00	280,000,000.00	—	—
Total					108,740,000.00	850,000,000.00	958,740,000.00

APPENDIX 1

Corporate Structure of Hanwha Chemical Corporation

Ownership structure of Q-CELLS MALAYSIA SDN. BHD

1.	Former Hanwha Solar Germany GmbH
2.	There is a possibility where SPV, wholly owned by Hanwha Q.Cells Investment Co., Ltd, purchase 100% share of Q-CELLS MALAYSIA SDN. BHD from Hanwha Q.CELLS GmbH